Exhibit 99.1

AVEDA ANNOUNCES BREAKTHROUGH REFILLABLE PACKAGING INNOVATION IN PARTNERSHIP WITH AEROFLEXX
Aveda is the first prestige beauty brand to globally adopt AeroFlexx’s innovative refill packaging, designed for a more sustainable, consumer-friendly future

MINNEAPOLIS, Feb. 26, 2026 (GLOBAL NEWSWIRE) -- Aveda, the purpose-driven pioneer of plant-powered, high-performance hair, skin and body care, has announced a partnership with sustainability-driven packaging leader AeroFlexx to introduce a new refill packaging innovation that redefines what’s possible in beauty. Aveda will become the first prestige beauty brand to commercialize AeroFlexx’s innovative curbside recyclable1 packaging refill technology globally, marking an industry milestone toward more sustainable, consumer-centric packaging solutions.

AeroFlexx’s format merges sustainability and functionality, offering guests a premium experience with resealable, controlled refilling. Additionally, using this refill with its lightweight, integrated airframe structure uses up to 70% less plastic than two 250ml Aveda bottles, and supports a streamlined recycling process. This refill design technology aligns with Aveda’s design-for-recyclability principles and commitment to reducing packaging impact without compromising product performance or the guest experience.

“At Aveda, we believe packaging innovation must advance both sustainability and the guest experience, and AeroFlexx allows us to do exactly that,” said Nicole Call, Director, Global Packaging Development, Aveda. “This refill solution reduces plastic while meeting Aveda’s high standards for design, recyclability and performance, reflecting the kind of thoughtful and responsible innovation we’re committed to bringing to market.”

“This partnership demonstrates what’s possible when two organizations with aligned values come together to push the industry forward,” said Peter Messacar, VP Commercial and Business Development at AeroFlexx. “By integrating AeroFlexx’s packaging technology into its portfolio, Aveda is setting a new precedent for how major prestige beauty brands can reduce plastic and enhance the consumer experience simultaneously.”

The new AeroFlexx refill packaging will debut with select best-selling Aveda products beginning early next year. This partnership reflects Aveda’s decades-long leadership in responsible packaging — from early adoption of post-consumer recycled materials to ongoing investments in innovations that prioritize circularity – reinforcing its commitment to pushing the beauty industry toward higher environmental and sustainability standards.

CONTACT
Aveda
1 Recyclable curbside where hdpe plastic bottles are accepted. Check local recycling municipality for details.

Global Communications
eclaude@aveda.com

AeroFlexx
Media Team
mediateam@aeroflexx.com

ABOUT AVEDA
Our mission at Aveda is to care for the world we live in, from the products we make to the ways in which we give back to society. At Aveda, we strive to set an example for environmental leadership and responsibility, not just in the world of beauty, but around the world.

A force of nature since 1978, Aveda was founded by hair stylist Horst Rechelbacher with a mission to care for the world we live in. Crafted with care for people and planet, Aveda creates vegan, plant-powered, high-performance products for hair, skin and body. Aveda uses botanical technologies and green chemistry and combines the principles of modern science and the ancient art of Ayurvedic healing. Aveda is Leaping Bunny approved by Cruelty Free International and a certified B Corporation, meeting high verified standards of social and environmental performance, transparency, and accountability. Aveda products are available in more than 45 markets worldwide across freestanding stores, partner salons, specialty retailers and on aveda.com. For every hair, everyone.

ABOUT AEROFLEXX
AeroFlexx is an integrated, end-to-end liquid packaging company revolutionizing sustainable solutions across a broad range of categories, including personal care, household products, baby care, pet care, food, and industrial applications. AeroFlexx’s proprietary technology transforms the packaging landscape by combining the advantages of flexible and rigid formats into a highly customizable offering that functions as both a primary package and a premium refill option. The result is a differentiated consumer experience, enhanced brand value, and industry-leading sustainability benefits.

Headquartered in West Chester, Ohio, AeroFlexx is part of the Innventure (NASDAQ:INV) family of companies and provides packaging and manufacturing capabilities in North America, Europe, and Southeast Asia. To learn more, visit www.aeroflexx.com or follow AeroFlexx on LinkedIn.